Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Auditors, Registrar, and Transfer Agent and Subscription Receipt Agent” in the Registration Statement (Form F-10 No. 333-210450) and related Prospectus of Stantec Inc. for the registration of subscription receipts and common shares of Stantec Inc., and to the incorporation by reference therein of our reports dated February 24, 2016, with respect to the consolidated financial statements of Stantec Inc. and the effectiveness of internal control over financial reporting of Stantec Inc., included in its Annual Report (Form 40-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

Edmonton, Canada	/s/ Ernst & Young LLP
March 30, 2016	Chartered Professional Accountants